EX-FILING FEES

Calculation of Filing Fee Tables

S-8

(Form Type)

PALOMAR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	762,867(2)	54.185(4)	$41,335,948.40	0.0000927	$3,831.84
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	240,000(3)	46.06(5)	$11,054,400.00	0.0000927	$1,024.74
Total Offering Amounts					$52,390,348.40		$4,856.58
Total Fee Offsets							-
Net Fee Due							$4,856.58

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the 2019 Equity Incentive Plan (the “2019 Plan”) and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

(2)

Represents 762,867 shares of Common Stock that became available for issuance on January 1, 2022 under the 2019 Plan pursuant to an evergreen provision of the 2019 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2019 Plan on January 1 of each calendar year, from January 1, 2020 through January 1, 2029. The number of shares added each year will be equal to: (a) 3% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(3)

Represents 240,000 shares of Common Stock that became available for issuance on January 1, 2021 under the 2019 ESPP pursuant to an evergreen provision of the 2019 ESPP. The 2019 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2019 ESPP on January 1 of each calendar year, from January 1, 2020 through January 1, 2029. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 240,000 shares of Common Stock; or (b) a lesser number of shares of Common Stock as is determined by the Board for the applicable year.

(4)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low sales prices per share of the Registrant’s common stock on February 18, 2022 as reported on the NASDAQ Global Select Market.

(5)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low sales prices per share of the Registrant’s common stock on February 18, 2022 as reported on the NASDAQ Global Select Market, multiplied by 85%. Pursuant to the Registrant’s 2019 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the lower of the Registrant’s common stock on the Offering Date or the Purchase Date (as such terms are defined in the 2019 ESPP).